Exhibit 7.03

June 15, 2020

Faith Dawn Limited

No. 9 Dalian North Road, Haping Road Centralized Industrial Park,

Harbin Development Zone,

Heilongjiang Province, P. R. China

Re: Equity Commitment Letter

Ladies and Gentlemen:

Mr. Jie Han (the “Sponsor”) is pleased to offer this commitment, subject to the terms and conditions contained in this letter agreement (“Agreement”), to purchase, or cause the purchase of, directly or indirectly, equity interests of Faith Dawn Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (“Parent”). Reference is made to the Agreement and Plan of Merger, to be entered into concurrently with this Agreement (as may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), by and among Parent, Faith Horizon Inc., a Nevada corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and China XD Plastics Company Limited, a Nevada corporation (the “Company”), pursuant to which Merger Sub will be merged with and into the Company, with the Company surviving that merger on the terms and conditions set forth in the Merger Agreement (the “Merger”). In the Merger, each share of common stock, par value $0.0001 per share, of the Company (other than the Excluded Shares), will be converted into the right to receive the Merger Consideration as set forth in the Merger Agreement. This Agreement is being delivered to the Parent in connection with the execution of the Merger Agreement by the Company, Parent and Merger Sub. Capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement, as in effect on the date hereof.

1.                   Commitment. The Sponsor hereby agrees, upon the terms and subject to the conditions set forth herein and in the Merger Agreement, to purchase, or to cause one or more of his respective Affiliates to purchase, prior to or at the Closing, equity interests of Parent representing 10.9% of the outstanding and issued ordinary shares of Parent for an aggregate amount equal to the US$5,000,000 (the “Commitment”) in immediately available funds. The Sponsor may effect the funding of the Commitment directly or indirectly through one or more of Affiliates of the Sponsor, but the foregoing shall not relieve the Sponsor of his obligations to fund any portion of the Commitment except to the extent any of such Affiliates have actually funded such portion pursuant to and in accordance with this Agreement. The proceeds of the Commitment shall be used by Parent solely for the purpose of enabling Parent to (a) pay a portion of the aggregate Merger Consideration required to be paid by Parent and Merger Sub to consummate the Merger pursuant to and in accordance with the Merger Agreement at the time of Closing, (b) pay all other amounts required to be paid by Parent and Merger Sub pursuant to and in accordance with the Merger Agreement, (c) pay any and all fees and expenses of Parent and Merger Sub in connection with the Merger and the other transactions contemplated by the Merger Agreement, and (d) satisfy all of Parent and Merger Sub’s other payment obligations in connection with the Merger and the other transactions contemplated by the Merger Agreement (collectively, the “Transaction Costs”); provided, however, that the Sponsor shall not, under any circumstances, be obligated to purchase equity from Parent or otherwise provide any funds to Parent in an amount exceeding the amount of the Commitment.

2.                   Conditions to Funding. The Sponsor’s obligation to fund the Commitment is subject to the satisfaction or valid waiver by Parent of the conditions to Parent’s and Merger Sub’s obligations to consummate the Merger as set forth in Article VIII of the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to those conditions being satisfied as of such time) in accordance with the Merger Agreement. Notwithstanding the foregoing, if the Company is awarded specific performance with respect to the obligations of Parent and Merger Sub to effect the Closing pursuant to the Merger Agreement, the conditions set forth above shall be deemed satisfied.

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3.                   Termination. This Agreement, and the Sponsor’s obligation to fund the Commitment, will terminate automatically upon the earlier to occur of (a) consummation of the Closing and the payment by Parent and Merger Sub of all amounts required to be made by them under the Merger Agreement, or (b) the valid termination of the Merger Agreement in accordance with its terms; provided that, if any claim or proceeding has been commenced by the Company to seek specific performance of the obligations of Parent and Merger Sub to effect the Closing pursuant to the Merger Agreement, this Agreement and the Sponsor’s obligation to fund the Commitment shall survive until the earlier of (i) a final, non-appealable judgment from a court of competent jurisdiction in respect of such claim or proceeding (and, if determined in such judgment, payment of all amounts required to be made by Parent and Merger Sub) and (ii) the consummation of the Closing and the payment by Parent and Merger Sub of all amounts required to be made by them under the Merger Agreement. From and after the valid termination of the obligation to fund the Commitment in accordance with the preceding sentence, neither Sponsor nor any Related Party (as defined below) of the Sponsor will have any liability or obligation to any Person as a result of this Agreement.

4.                   No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, no Person other than the Sponsor shall have any liability for any obligations or liabilities hereunder and (a) no recourse hereunder shall be had against any former, current or future direct or indirect director, officer, employee, agent, partner, manager, member, security holder, Affiliate, stockholder, controlling Person, attorney or Representative of the Sponsor, as applicable, other than the Sponsor, Parent, Merger Sub or their respective successors or assigns under the Merger Agreement (a “Related Party”) or any Related Party of any of the Sponsor’s Related Parties (including without limitation, in respect of any liabilities or obligations arising under, or in connection with the Merger, the Merger Agreement and the transactions contemplated thereby or with respect to any Legal Proceeding, including without limitation, in the event that either Parent or Merger Sub breaches its obligations under the Merger Agreement and including whether or not Parent’s or Merger Sub’s breach is caused by the breach by the Sponsor of his obligations under this Agreement) whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, and (b) no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Related Party of the Sponsor or any Related Party of the Sponsor’s Related Parties under this Agreement or for any claim based on, in respect of, or by reason of such obligations hereunder or by their creation. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the Company (solely to the extent provided for in the first sentence of Section 6 of this Agreement), Parent, and the Sponsor, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. For the avoidance of doubt, this Section 4 shall not in any manner limit, restrict or affect any of the Related Parties’ obligations or liabilities under (i) the Merger Agreement, (ii) that certain Equity Contribution and Voting Agreement, dated as of the date hereof, by and among Parent and Rollover Stockholders (the “Support Agreement”), or (iii) that certain limited guarantee, dated as of the date hereof, by and between the Sponsor and the Company (the “Limited Guarantee”).

5.                   Assignment; Reliance. This Agreement, Parent’s rights hereunder and the Sponsor’s obligations to fund the Commitment hereunder shall not be assignable to any other party without the prior written consent of the other parties hereto, and any attempted assignment without such consent shall be null and void and of no force and effect, except that the Sponsor may assign his obligations to fund the Commitment hereunder to the Affiliates of the Sponsor without the consent of Parent; provided, however, that notwithstanding any such assignment, the Sponsor shall remain liable to perform all of his obligations hereunder. The Sponsor acknowledges that Parent and the Company have entered into the Merger Agreement, and Parent will proceed with and consummate the Merger in reliance upon, among other things, the Sponsor’s obligation to fund the Commitment as set forth herein.

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6.                   Third Party Beneficiaries. The Company is hereby made an express third party beneficiary of this Agreement with the right to rely on the Agreement and to be entitled to specific performance to cause the Sponsor to fund his Commitment pursuant to and in accordance with Section 1 to enable Parent and Merger Sub to effect the Closing under the Merger Agreement; and, provided, further, that the right of the Company to enforce Section 1 of this Agreement pursuant to this Section 6 is subject to the terms, conditions and limitations set forth in the Merger Agreement. Except as set forth in the preceding sentence, nothing set forth in this Agreement shall be construed to confer upon or give any Person other than Parent or Merger Sub any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce, the Commitment or any provisions of this Agreement. For the avoidance of doubt and notwithstanding anything to the contrary in any other Section of this Agreement or in the Merger Agreement, and notwithstanding that this Agreement is referred to in the Merger Agreement, no party (including any Subsidiaries and Affiliates of the Company or any of Parent’s creditors) other than Parent, Merger Sub and the Company in the limited circumstances described above, shall have any rights against the Sponsor pursuant to this Agreement.

7.                   Representations and Warranties. The Sponsor represents, warrants, and covenants to Parent that: (a) he has (and will continue to have) the requisite capacity and authority to execute and deliver this Agreement and to fulfill, to perform his obligations hereunder and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly executed and delivered by him and constitutes a legal, valid and binding agreement of him enforceable by Parent against him in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity); (c) he has (and will continue to have) available funds not less than the sum of the Commitment plus the aggregate amount of all other commitments and obligations the Sponsor currently has outstanding; (d) the execution, delivery and performance by him of this Agreement do not and will not (i) violate any Laws, or (ii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, or otherwise require the consent or approval of any other Person pursuant to, any contract to which he is a party; and (e) there is no Legal Proceeding pending against him, or, to the knowledge of him, threatened against him or any other Person, that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by him of his obligations under this Agreement.

8.                   Amendment and Waiver; No Modification. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed by each party hereto and the Company. Neither this Agreement nor any provision hereof may be amended, modified, supplemented, terminated or waived except by an agreement in writing signed by each of Parent, the Sponsor and the Company.

9.                   Governing Law; Consent to Jurisdiction; Service of Process; Venue. This Agreement shall be governed and construed in accordance with the laws of the State of Nevada applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of law thereof or of any other jurisdiction. All claims, actions, suits and arising out of or relating to this Agreement shall be brought and determined in the Court of the State of Nevada located in Clark County, Nevada or, only if the Court of the State of Nevada located in Clark County, Nevada declines to accept or does not have jurisdiction over a particular matter, any court of the United States or any state court located in the State of Nevada (and each such party shall not bring any Legal Proceeding arising out of or relating to this Agreement in any court other than the aforesaid courts), and each of the parties hereto hereby irrevocably submits with regard to any such Legal Proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Legal Proceeding, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (ii) that it or its property is exempt or immune from jurisdiction of such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) that (x) such Legal Proceeding in any such court is brought in an inconvenient forum, (x) the venue of such Legal Proceeding is improper and (z) this Agreement or the subject matter hereof or thereof, may not be enforced in or by such courts.

10.               Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding directly or indirectly arising out of, under or in connection with this Agreement. Each party hereto (a) certifies that no Representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 10.

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11.               Complete Agreement. This Agreement, together with the Limited Guarantee, the Support Agreement, and the Merger Agreement, contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all contemporaneous or prior agreements or understandings, both written and oral, between or among Parent or any of its Affiliates, on the one hand, and the Sponsor or any of his Affiliates, on the other hand, with respect to the subject matter hereof.

12.               Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

13.               Miscellaneous. This Agreement may be executed in any number of counterparts, as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. Facsimile signatures or signatures received as a pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement. This Agreement shall become effective upon its acceptance by Parent, as evidenced by the delivery to the Sponsor of a counterpart of this Agreement executed by Parent, with a copy provided to the Company. The parties hereto have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[Remainder of Page Intentionally Left Blank. Signature Page to Follow.]

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IN WITNESS WHEREOF, this Agreement is executed and effective as of date first written above.

Sponsor:

JIE HAN

By:	/s/ Jie Han

ACCEPTED AND AGREED:

Faith Dawn Limited

By:	/s/ Jie Han
Name:	Jie Han
Title:	Director

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